Exhibit (a)(1)(xxvi)

PRESS RELEASE

Takeda Completes its Acquisition of TiGenix Following Expiration of the

Squeeze-out Period

•	TiGenix becomes a wholly owned subsidiary of Takeda
•	Ordinary Shares have been delisted from Euronext Brussels
•	The ADSs have been delisted from Nasdaq and TiGenix plans to terminate the ADS Facility and suspend its U.S. reporting obligations

Osaka, Japan and Leuven, Belgium, July 31, 2018, 8 a.m. CEST – Takeda Pharmaceutical Company Limited (TSE: 4502) (“Takeda”) and TiGenix NV (“TiGenix”) today announced that Takeda has acquired all outstanding ordinary shares (“Ordinary Shares”) (including Ordinary Shares represented by American Depositary Shares (“ADSs”)) and warrants (“Warrants”, and together with the Ordinary Shares and the ADSs, the “Securities”) of TiGenix following the expiration of the squeeze-out period.

The squeeze-out period commenced on July 6, 2018 and expired as scheduled on July 26, 2018. Takeda confirmed that, upon expiration of the squeeze-out period, a total of 9,532,694 Ordinary Shares (including 59,800 Ordinary Shares represented by ADSs) and a total of 22,500 Warrants of TiGenix had been tendered into the squeeze-out and not withdrawn. Payment for these Securities is expected to commence on August 1, 2018.

Ordinary Shares (including Ordinary Shares represented by ADSs) and Warrants not tendered during the squeeze-out period are deemed transferred to Takeda by operation of Belgian law as of the end of the squeeze-out period. The funds necessary to pay for untendered Ordinary Shares and Warrants will be deposited with the Belgian Bank for Official Deposits (Deposito- en Consignatiekas/Caisse des Dépôts et Consignations) in favor of the former holders of Ordinary Shares and Warrants who did not previously tender their Securities into the squeeze-out. These holders retain the right to receive EUR 1.78 per Ordinary Share and a price per Warrant depending on the strike price and maturity of each such Warrant. In order to receive these amounts, they must contact the Belgian Bank for Official Deposits, where the funds will remain available for a period of thirty years. Holders of ADSs who did not previously tender into the U.S. Offer prior to the end of the squeeze-out period will receive the Offer Price (as defined in the Tender Offer Statement on Schedule TO filed by Takeda with the SEC on April 30, 2018, as amended from time to time, the “Schedule TO”), without interest, payable in U.S. dollars upon the terms and subject to the conditions set forth in the Schedule TO.

On July 27, 2018, TiGenix’s Ordinary Shares were delisted from Euronext Brussels.

Delisting of the ADSs from Nasdaq and TiGenix’s intention to terminate the ADS Facility and suspend its U.S. reporting obligations.

TiGenix filed a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) on July 16, 2018, to effect the delisting from the Nasdaq Global Select Market (“Nasdaq”) and the withdrawal from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On July 26, 2018, the ADSs were delisted from Nasdaq. As previously disclosed, TiGenix intends to terminate the existing deposit agreement among TiGenix, Deutsche Bank Trust Company Americas and holders of the ADSs (the “ADS Facility”). TiGenix also intends to file a Form 15 with the SEC to deregister with the SEC and suspend TiGenix’s U.S. reporting obligations.

TiGenix reserves the right, for any reason, to delay the filings mentioned herein, to withdraw them prior to effectiveness, and to otherwise change its plans in respect of termination of the ADS Facility, deregistration and suspension of its U.S. reporting obligations.

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Media Contacts – Takeda:

Kazumi Kobayashi

Media in Japan

T: +81 3 3278 2095

kazumi.kobayashi@takeda.com

Luke Willats

Media outside of Japan

T: +41 44 555 1145

luke.willats@takeda.com

Media Contacts – TiGenix:

Claudia Jiménez

Senior Director, Investor Relations and Communications

T: +34 91 804 9264

claudia.jimenez@tigenix.com

Takeda’s Commitment to Gastroenterology

Gastrointestinal (GI) diseases can be complex, debilitating and life-changing. Recognizing this unmet need, Takeda and our collaboration partners have focused on improving the lives of patients through the delivery of innovative medicines and dedicated patient disease support programs for over 25 years. Takeda aspires to advance how patients manage their disease. Additionally, Takeda is leading in areas of gastroenterology associated with high unmet need, such as inflammatory bowel disease, acid-related diseases and motility disorders. Our GI research & development team is also exploring solutions in celiac disease, advanced liver disease and microbiome therapies.

About Takeda Pharmaceutical Company Limited

Takeda Pharmaceutical Company Limited (TSE: 4502) is a global, research and development-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its R&D efforts on oncology, gastroenterology and neuroscience therapeutic areas plus vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. Innovative products, especially in oncology and gastroenterology, as well as Takeda’s presence in emerging markets, are currently fueling the growth of Takeda. Approximately 30,000 Takeda employees are committed to improving quality of life for patients, working with Takeda’s partners in health care in more than 70 countries. For more information, visit https://www.takeda.com/newsroom/.

About TiGenix

TiGenix NV (Euronext Brussels and NASDAQ: TIG) is an advanced biopharmaceutical company developing novel therapies for serious medical conditions by exploiting the anti-inflammatory properties of allogeneic, or donor-derived, stem cells. TiGenix is headquartered in Leuven (Belgium) and has operations in Madrid (Spain) and Cambridge, MA (USA). For more information, please visit http://www.tigenix.com.

Forward-looking information

This press release may contain forward-looking statements and estimates with respect to the anticipated future performance of TiGenix and the market in which it operates, statements regarding the expected consummation of the tender offer and statements regarding the expected timeline for TiGenix’s deregistration and suspension of U.S. reporting obligations, which involves a number of risks and uncertainties, including the possibility that the transaction will not be completed, the impact of general economic, industry, market or political conditions, and the other risks and uncertainties discussed in TiGenix’s public filings with the SEC, including the “Risk Factors” section of TiGenix’s Form 20-F filed on April 16, 2018, as well as the tender offer documents filed by Takeda on April 30, 2018, as amended or supplemented from time to time, and the solicitation/recommendation statement filed by TiGenix on

April 30, 2018, as amended or supplemented from time to time. Certain of these statements, forecasts and estimates can be recognized by the use of words such as, without limitation, “believes”, “anticipates”, “expects”, “intends”, “plans”, “seeks”, “estimates”, “may”, “will” and “continue” and similar expressions. They include all matters that are not historical facts. Such statements, forecasts and estimates are based on various assumptions and assessments of known and unknown risks, uncertainties and other factors, which were deemed reasonable when made but may or may not prove to be correct. Actual events are difficult to predict and may depend upon factors that are beyond TiGenix’s control. Therefore, actual results, the financial condition, performance, timing or achievements of TiGenix, or industry results, may turn out to be materially different from any future results, performance or achievements expressed or implied by such statements, forecasts and estimates. Given these uncertainties, no representations are made as to the accuracy or fairness of such forward-looking statements, forecasts and estimates. Furthermore, forward-looking statements, forecasts and estimates only speak as of the date of the publication of this press release. Takeda and TiGenix disclaim any obligation to update any such forward-looking statement, forecast or estimates to reflect any change in TiGenix’s expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement, forecast or estimate is based, except to the extent required by Belgian law.

Important Additional Information for U.S. Investors

This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities of TiGenix. The U.S. Offer was made pursuant to an offer to purchase and related materials. Takeda filed a tender offer statement on Schedule TO with the SEC with respect to the U.S. Offer on April 30, 2018, as amended or supplemented from time to time. TiGenix filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the U.S. Offer on April 30, 2018, as amended or supplemented from time to time. You may obtain a free copy of these documents and other documents at the SEC’s website at www.sec.gov. You may also obtain free copies of the solicitation/recommendation statement on Schedule 14D-9, as amended or supplemented from time to time, and other documents filed with the SEC by TiGenix at www.tigenix.com. In addition to the offer and certain other tender offer documents, as well as the solicitation/recommendation statement, TiGenix files reports and other information with the SEC. You may read and copy any reports or other information filed by TiGenix at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. TiGenix’s filings at the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.